Exhibit 99.1
Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Third Quarter 2026 Results
Adjusts 2026 Guidance

Philadelphia, PA, October 21, 2026 — Brandywine Realty Trust (NYSE:BDN) today reported its financial and operating results for the three and nine-month periods ended September 30, 2026.
Management Comments
“We are pleased with our 2026 business plan progress highlighted by raising the midpoint of our speculative revenue target for the second time this year to $19.5 million, or 11.4% higher than our initial business plan,” said Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “Our capital markets plan is completed and we have executed $681 million of sales versus our $305 million business plan target. Sales activity also includes the $136 million sale of Solaris, our residential project in Austin, Texas. We are also pleased to report that One Uptown is now 97% leased. During the quarter, we reduced our combined debt by $390 million primarily by repurchasing $140 million of our 2028 and 2029 Bonds at a weighted-average rate of 8.67%. Following these closings, we had $176 million of cash on hand and no outstanding balance on our $600 million unsecured line of credit. Our leverage metrics have continued to improve including our Net Debt/EBITDA which was 7.6x at the end of the quarter compared to 9.0x in the previous quarter.  In addition to using sales proceeds to reduce debt, we purchased 4.7 million shares of our common stock during the quarter.  Based on our capital markets activity and operating results, we are adjusting our 2026 FFO guidance range from $0.53 to $0.57 per diluted share to a Core FFO range of $0.54 to $0.56 per diluted share, which excludes losses on the early extinguishment of debt totaling $15.4 million, or $0.09 per diluted share.”
Third Quarter Highlights

Financial Results

•Net loss available to common shareholders: $(22.3) million, or $(0.13) per share. Our results include an impairment charge totaling $29.1 million, or $(0.17) per share, net gains on the disposition of real estate totaling $55.7 million, or $0.32 per share and $(15.4) million loss on the early extinguishment of debt, or $(0.09) per share.

•Core Funds from Operations (Core FFO): $24.6 million, or $0.14 per diluted share. Our Core FFO results represent FFO excluding a $(15.4) million, or $(0.09) per share, loss on the early extinguishment of debt.

Portfolio Results

•Core Portfolio: 89.0% occupied and 90.5% leased.

•New and Renewal Leases Signed: 372,000 square feet in our wholly owned portfolio and 558,000 square feet including our joint ventures.

•Tenant Retention Ratio: 50%.

•Rental Rate Mark-to-Market: Increased 10.8% on an accrual basis and 5.7% on a cash basis.

•Same Store Net Operating Income (NOI): Decreased (0.6)% on an accrual basis and increased 1.7% on a cash basis.

Disposition Activity

•As previously announced, on July 1, 2026, we completed the sale of a wholly owned office property in King of Prussia, Pennsylvania for a gross sales price of $41.5 million, or $412 per square foot, and we received net cash proceeds of $37.8 million. The property was 100% occupied at the time of sale.
•As previously announced, on July 9, 2026, we completed the sale of a wholly owned office property in Austin, Texas for a gross sales price of $151.0 million, or $734 per square foot, and we received net cash proceeds of $146.1 million. The property was 100% occupied at the time of sale.
•On September 10, 2026, we completed the combined sale of two wholly owned office properties in McLean, Virginia for a gross sales price of $97.1 million, or $207 per square foot, and we received net cash proceeds of $92.9 million. The properties on average were 88.6% occupied at the time of sale.
•On September 30, 2026, we completed the sale of a wholly owned office property located in Philadelphia, Pennsylvania for a gross sales price of $240.0 million, or $544 per square foot, and we received net cash proceeds of $233.7 million. The property was 3.9% occupied at the time of sale.
Joint Venture Activity

•On September 30, 2026, we sold Solaris, our residential property with a 341 unit luxury apartment building in Austin, Texas for a gross sales price of $136.0 million. We owned 57% of the project and received net cash proceeds of $16.3 million for our share in the venture after repayment of the $76.5 million construction loan and our preferred partner. The property was 90.3% occupied at the time of sale.
•As of October 21, 2026, our One Uptown office venture in Austin, Texas is now 97% leased.
Finance/Capital Markets Activity

•During the quarter, we retired $50 million of our 8.80% Guaranteed Notes Due 2028 (the “2028 Bonds”) and $90 million of our 8.875% Guaranteed Notes Due 2029 (the “2029 Bonds”) and recorded $9.2 million loss on extinguishment of debt.

•On September 29, 2026, we repaid our $57.3 million Commercial Property Assessed Clean Energy (“C-PACE”) loan prior to the disposition of the encumbered wholly owned office property in Philadelphia, Pennsylvania, and recorded a $6.3 million loss on extinguishment of debt.

•During the quarter, we repurchased approximately 4.7 million common shares at an average price of $3.19 per share, totaling $14.9 million. The annual savings on dividend payments is approximately $1.5 million.
•As of September 30, 2026, we had a $137 million outstanding balance on our $600.0 million unsecured revolving credit facility.

•As of September 30, 2026, we had $313 million of cash and cash equivalents on-hand.

Results for the Three and Nine-Month Periods Ended September 30, 2026

Net loss allocated to common shareholders and unitholders totaled $(22.3) million or $(0.13) per share in the third quarter of 2026 compared to a net loss of $(26.2) million or $(0.15) per diluted share in the third quarter of 2025. Our 2026 results include a non-cash impairment charge totaling $29.1 million, or $(0.17) per share, net gain on the disposition of real estate totaling $55.7 million, or $0.32 per share, and $15.4 million loss on the early extinguishment of debt, or $(0.09) per share.

Core FFO available to common shareholders and unitholders in the third quarter of 2026 totaled $24.6 million or $0.14 per diluted share versus $28.0 million or $0.16 per diluted share in the third quarter of 2025. Our Core FFO results exclude a $(15.4) million, or $(0.09) per share, loss on the early extinguishment of debt. Our third quarter 2026 payout ratio ($0.08 common share distribution / $0.14 Core FFO per diluted share) was 57.1%.

Net loss allocated to common shareholders and unitholders totaled $(102.8) million or $(0.59) per share for the first nine months of 2026 compared to net loss of $(142.6) million or $(0.82) per diluted share in the first nine months of 2025. Our 2026 results include a non-cash impairment charge totaling $41.0 million, or $(0.24) per share, net gain on the disposition of real estate totaling $55.8 million, or $0.32 per share and $(15.4) million loss on the early extinguishment of debt, or $(0.09) per share. Our 2025 results include non-cash impairment charges totaling $63.4 million, or $(0.37) per share, related to portfolio assets located in Austin, Texas.
Core FFO available to common shareholders and unitholders for the first nine months of 2026 totaled $68.2 million, or $0.38 per diluted share compared to Core FFO available to common shareholders and units of $78.8 million, or $0.44 per diluted share, for the first nine months of 2025. Our Core FFO results exclude a $15.4 million, or $(0.09) per share, loss on the early extinguishment of debt. Our first nine months 2026 Core FFO payout ratio ($0.24 common share distribution / $0.38 Core FFO per diluted share) was 63.2%.

Operating and Leasing Activity

In the third quarter of 2026, our Net Operating Income (NOI), excluding termination revenues, bad debt expense and other income items, decreased (0.6)% on an accrual basis and increased 1.7% on a cash basis for our 55 same store properties, which were 88.8% and 89.8% occupied on September 30, 2026 and 2025, respectively.

We leased approximately 372,000 square feet and commenced occupancy on 192,000 square feet during the third quarter of 2026. The third quarter occupancy activity includes 73,000 square feet of renewals, 26,000 square feet of expansions and 93,000 square feet of new leases. We have an additional 163,000 square feet of executed new leasing scheduled to commence subsequent to September 30, 2026.
Our tenant retention ratio was 50% in our core portfolio with negative net absorption of (7,000) square feet during the third quarter of 2026. Third quarter accrual rental rate growth increased 8.4% on our renewal leasing and increased 13.5% on new leasing.
At September 30, 2026, our core portfolio of 58 properties comprising 10.8 million square feet was 89.0% occupied and 90.5% leased (reflecting new leases commencing after September 30, 2026).
Distributions

On September 15, 2026, our Board of Trustees declared a quarterly dividend distribution of $0.08 per common share that will be paid on October 22, 2026 to shareholders of record as of October 8, 2026.
2026 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2026 loss per share guidance from $(0.45) - $(0.41) per share to $(0.64) – $(0.62) per share and we are also adjusting our previous 2026 FFO guidance from $0.53 - $0.57 per diluted share to a Core FFO range of $0.54 - $0.56 per diluted share which excludes losses on the early extinguishment of debt. Our adjustment to guidance for the 2026 loss per share is primarily due to the loss associated with the $240 million sales transaction in Philadelphia, Pennsylvania and the loss on the early extinguishment of debt recorded in the third quarter. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2026 FFO, 2026 Core FFO and earnings per diluted share:

Guidance for 2026		Range

Loss per share allocated to common shareholders	$(0.64)	to	$(0.62)
Plus: real estate depreciation, amortization	1.18		1.18
Less: real estate gains and losses, net	(0.32)		(0.32)
Plus: real estate impairments	0.23		0.23
FFO per diluted share	$0.45	to	$0.47
Plus: loss on the early extinguishment of debt	0.09		0.09
Core FFO per diluted share	$0.54	to	$0.56

Our 2026 FFO and 2026 Core FFO key assumptions include:
•Year-end Core Occupancy Range: 89-90%;
•Year-end Core Leased Range: 90-91%;
•Rental Rate Mark-to-Market (accrual): 5-6%;
•Rental Rate Mark-to-Market (cash): (2)-0%;
•Same Store (accrual) NOI Range: (1)-1%;
•Same Store (cash) NOI Range: 0-2%;
•Speculative Revenue Target: $19.5 million, 100% achieved;
•Tenant Retention Rate Range: 53-54%;
•Property Acquisition Activity: None;
•Property Sales Activity: $545 million, 100% achieved;
•Development Starts: Redevelopment of one existing Uptown ATX building in Austin, Texas;
•Financing Activity: Repaid our $178 million 3025 JFK Construction Loan maturing in July 2026, financed Avira with a $90 million secured loan and extended the maturity date of our unsecured credit facility to December 31, 2026. Repaid our $57.3 million mortgage secured by 3151 Market Street;
•Share Buyback and Bond Repurchase Activity: $120 – 140 million to be executed primarily during third and fourth quarters of 2026 based on current sales activity. $140 million of bond purchases and $14.9 million of common share repurchases achieved;
•Annual earnings and FFO and Core FFO per diluted share based on 178.0 million fully diluted weighted average common shares.
Except as outlined in our 2026 Business Plan, which can be located on the Investor Relations page of our website, our estimates do not include (1) possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, (2) the impacts of any other capital markets activity, (3) future write-offs or reinstatements of accounts receivable and accrued rent balances, or (4) future impairment charges. EPS estimates may fluctuate based on several factors, including changes in the recognition of depreciation and amortization expense, impairment losses on depreciable real estate, and any gains or losses associated with disposition activity. Management is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO and Core FFO do not include real estate-related depreciation and amortization, impairment losses on depreciable real estate, or gains or losses associated with disposition activities or depreciable real estate. For a complete definition of Core FFO and FFO and statements of the reasons why management believes Core FFO and

FFO provide useful information to investors, see page 37 in our third quarter Supplemental Information Package. There can be no assurance that our actual results will not differ materially from the estimates set forth above. Our 2026 Business Plan is included in our Supplemental Information Package which can be located on the Investor Relations page of our website.
About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in Philadelphia, PA and Austin, TX. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 107 properties and 18.0 million square feet as of September 30, 2026. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together. For more information, please visit www.brandywinerealty.com.
Conference Call and Audio Webcast
After releasing our third quarter earnings after the market close on Wednesday, October 21, 2026, we will hold our third quarter conference call on Thursday, October 22, 2026 at 9:00 a.m. Eastern Time. To access the conference call by phone, please visit this link here, and you will be provided with dial in details. A live webcast of the conference call will also be available on the Investor Relations page of our website at www.brandywinerealty.com.
Supplemental Information
We produce a Supplemental Information Package that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The Supplemental Information Package is available via our website, www.brandywinerealty.com, through the “Investor Relations” section.

Looking Ahead – Fourth Quarter 2026 Conference Call
We expect to release our fourth quarter 2026 earnings on Wednesday, February 3, 2027 after the market close and expect to host our fourth quarter 2026 conference call on Thursday, February 4, 2027 at 9:00 a.m. Eastern Time. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements, including our 2026 Guidance and our 2026 Business Plan and expectations for timing and terms of developments, sales, capital activities, bond repurchases and common share buybacks, are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and not within our control. Such risks, uncertainties and contingencies include, among others: reduced demand for office space and pricing pressures, including from competitors, changes to tenant work patterns that could limit our ability to lease space or set rents at expected levels or that could lead to declines in rent; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital or that delay receipt of future debt financings and refinancings; the effect of inflation and interest rate fluctuations, including on the costs of our planned debt financings and refinancings; the potential loss or bankruptcy of tenants or the inability of tenants to meet their rent and other lease obligations; risks of acquisitions and dispositions, including unexpected liabilities and integration costs; delays in completing, and cost overruns incurred in connection with, our developments and redevelopments; disagreements with joint venture partners; unanticipated operating and capital costs; uninsured casualty losses and our ability to obtain adequate insurance, including coverage for terrorist acts; additional asset impairments; our dependence upon certain geographic markets; changes in governmental regulations, tax laws and rates and similar matters; impacts from changes to U.S. trade and foreign relations policies, including the imposition of tariffs; impacts of a U.S. government shutdown; unexpected costs of REIT qualification compliance; costs and disruptions as the result of a cybersecurity incident or other technology disruption; reliance on key personnel; and failure to maintain an effective system of internal control, including internal control over financial reporting. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including our financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Our Board’s practice regarding declaration of dividends may be modified at any time and from time to time. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2025. Given the uncertainties, we caution readers not to place undue reliance on forward-looking statements. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, Core FFO and NOI are non-GAAP financial measures, we believe that Core FFO, FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.
Funds From Operations (FFO) and Core Funds from Operations (“Core FFO”)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests of common unitholders and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures.

Core FFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including items such as (gains) losses from sales of non-depreciable land and debt extinguishment costs from the determination of FFO. Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable to Core FFO reported by other REITs.

To facilitate a clear understanding of our historical operating results, FFO and Core FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. Neither FFO nor Core FFO represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor are they indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. We generally consider FFO, Core FFO, FFO per share and Core FFO per share to be useful measures for understanding and comparing our operating results because they facilitate an understanding of our operating performance after adjustment for certain non-recurring items that are required by GAAP to be expensed but may not necessarily be indictive of current operating performance and our operating performance between periods. Furthermore, although FFO, Core FFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and Core FFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.
Net Operating Income (NOI)
NOI (accrual basis) is a Non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. We believe NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. We use NOI internally to evaluate the performance of our operating segments and to make decisions about resource allocations. We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.
Same Store Properties
In our analysis of NOI, particularly to make comparisons of NOI between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as Same Store Properties. Same Store Properties therefore exclude properties placed in-service, acquired, repositioned, held for sale or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired for that property to be included in Same Store Properties.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA is a non-GAAP financial measure. The Company computes EBITDA in accordance with standards established by NAREIT, which may not be comparable to EBITDA reported by other REITs that do not compute EBITDA in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company. EBITDA is defined as net income (loss) (computed in accordance with GAAP), plus interest expense, plus income tax expense (if any), plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated real estate ventures, plus adjustments to reflect the Company’s share of EBITDA of unconsolidated real estate ventures. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash provided by operating activities as determined under GAAP. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to service or incur debt.
Core Portfolio
Our core portfolio is comprised of our wholly owned properties, excluding any properties currently in development, re-development or recently completed, not yet stabilized or held for sale.
Speculative Revenue
Speculative Revenue represents the amount of rental revenue the Company projects to be recorded during the current calendar year from new and renewal leasing activity in its core portfolio that has yet to be executed as of the beginning of the year. This revenue is primarily attributable to the absorption of core portfolio square footage that was either vacant at the beginning of the year or the renewal of existing tenants due to expire during the current year.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Real estate investments:
Operating properties	$3,300,851	$3,753,780
Accumulated depreciation	(1,263,796)	(1,259,090)
Prepaid ground leases, net	6,944	51,399
Right of use asset - operating leases, net	12,145	17,806
Operating real estate investments, net	2,056,144	2,563,895
Construction-in-progress	82,518	118,543
Land held for development	80,403	70,405
Prepaid leasehold interests in land held for development, net	27,762	27,762
Total real estate investments, net	2,246,827	2,780,605
Cash and cash equivalents	312,743	32,284
Restricted cash and escrow	954	30,018
Accounts receivable	17,146	22,154
Accrued rent receivable, net of allowance of $369 and $424 as of September 30, 2026 and December 31, 2025, respectively	169,047	182,651
Investment in unconsolidated real estate ventures	306,663	314,326
Deferred costs, net	68,566	79,549
Intangible assets, net	11,579	22,426
Other assets	143,186	122,227
Total assets	$3,276,711	$3,586,240
LIABILITIES AND BENEFICIARIES' EQUITY
Secured debt, net	$88,009	$234,079
Unsecured credit facility	137,000	—
Unsecured term loan, net	249,695	249,389
Unsecured senior notes, net	1,934,858	2,073,394
Accounts payable and accrued expenses	143,612	143,826
Distributions payable	13,819	14,108
Deferred income, gains and rent	22,346	22,569
Intangible liabilities, net	5,889	12,713
Lease liability - operating leases	17,052	23,720
Other liabilities	13,294	14,588
Total liabilities	$2,625,574	$2,788,386
Brandywine Realty Trust's Equity:
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 170,026,338 and 173,699,039 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1,694	1,733
Additional paid-in-capital	3,191,409	3,199,838
Deferred compensation payable in common shares	25,467	23,069
Common shares in grantor trust, 2,288,739 and 1,583,000 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	(25,467)	(23,069)
Cumulative earnings	503,217	605,252
Accumulated other comprehensive income (loss)	5,262	(1,437)
Cumulative distributions	(3,055,059)	(3,012,654)
Total Brandywine Realty Trust's equity	646,523	792,732
Noncontrolling interests	4,614	5,122
Total beneficiaries' equity	$651,137	$797,854
Total liabilities and beneficiaries' equity	$3,276,711	$3,586,240

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Rents	$118,661	$114,742	$362,016	$343,366
Third party management fees, labor reimbursement and leasing	3,975	4,540	12,763	15,242
Other	3,002	2,135	6,783	4,896
Total revenue	125,638	121,417	381,562	363,504
Operating expenses
Property operating expenses	39,232	31,412	116,326	96,303
Real estate taxes	10,982	11,647	33,988	34,586
Third party management expenses	1,884	2,350	6,317	7,467
Depreciation and amortization	45,088	43,005	142,068	131,120
General and administrative expenses	7,954	7,841	29,552	34,636
Provision for impairment	29,057	—	40,966	63,369
Total operating expenses	134,197	96,255	369,217	367,481
Gain on sale of real estate
Net gain on disposition of real estate	55,689	35	55,752	3,008
Total gain on sale of real estate	55,689	35	55,752	3,008
Operating income (loss)	47,130	25,197	68,097	(969)
Other income (expense):
Interest and investment income	702	1,238	2,436	3,274
Interest expense	(39,035)	(32,914)	(121,855)	(97,104)
Interest expense - amortization of deferred financing costs	(1,322)	(1,336)	(4,054)	(3,763)
Equity in loss of unconsolidated real estate ventures	(14,157)	(18,183)	(31,597)	(43,526)
Net gain on real estate venture transactions	—	—	—	183
Loss on early extinguishment of debt	(15,417)	—	(15,441)	—
Net loss before income taxes	(22,099)	(25,998)	(102,414)	(141,905)
Income tax provision	(43)	—	(67)	(85)
Net loss	(22,142)	(25,998)	(102,481)	(141,990)
Net loss attributable to noncontrolling interests	108	79	446	427
Net loss attributable to Brandywine Realty Trust	(22,034)	(25,919)	(102,035)	(141,563)
Nonforfeitable dividends allocated to unvested restricted shareholders	(228)	(313)	(794)	(1,064)
Net loss attributable to Common Shareholders of Brandywine Realty Trust	$(22,262)	$(26,232)	$(102,829)	$(142,627)
PER SHARE DATA
Basic loss per Common Share	$(0.13)	$(0.15)	$(0.59)	$(0.82)
Basic weighted average shares outstanding	172,010,229	173,699,312	173,377,458	173,385,330
Diluted loss per Common Share	$(0.13)	$(0.15)	$(0.59)	$(0.82)
Diluted weighted average shares outstanding	172,010,229	173,699,312	173,377,458	173,385,330

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to common shareholders	$(22,262)	$(26,232)	$(102,829)	$(142,627)
Add (deduct):
Net loss attributable to noncontrolling interests - LP units	(73)	(78)	(314)	(426)
Nonforfeitable dividends allocated to unvested restricted shareholders	228	313	794	1,064
Net (gain) loss on real estate venture transactions	(5,027)	305	(4,287)	107
Net gain on disposition of real estate	(55,689)	(35)	(55,752)	(3,008)
Provision for impairment	29,057	—	40,966	63,369
Company's share of impairment of an unconsolidated real estate venture	10,559	—	10,559	—
Depreciation and amortization:
Real property	38,767	37,786	122,626	114,878
Leasing costs including acquired intangibles	4,964	4,439	16,099	13,842
Company’s share of unconsolidated real estate ventures	8,830	11,876	26,035	32,657
Partners’ share of consolidated real estate ventures	(55)	(6)	(207)	(13)
Funds from operations	9,299	28,368	$53,690	$79,843
Funds from operations allocable to unvested restricted shareholders	(161)	(337)	(966)	(1,037)
Funds from operations available to common share and unitholders (FFO)	$9,138	$28,031	$52,724	$78,806
FFO per share - fully diluted	$0.05	$0.16	$0.29	$0.44
Plus: Capital market, transactional items and other	$15,417	$—	$15,441	$—
Core FFO	$24,555	$28,031	$68,165	$78,806
Core FFO per share – fully diluted	$0.14	$0.16	$0.38	$0.44
Weighted-average shares/units outstanding — fully diluted	179,426,959	178,984,473	180,485,496	178,630,855
Distributions paid per common share	$0.08	$0.15	$0.24	$0.45

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – 3rd QUARTER
(unaudited and in thousands)

Of the 59 properties owned by the Company as of September 30, 2026, a total of 55 properties ("Same Store Properties") containing an aggregate of 10.4 million net rentable square feet were owned for the entire three months ended September 30, 2026 and 2025. As of September 30, 2026, three properties were recently completed and one property was in development/redevelopment. The Same Store Properties were 88.8% and 89.8% occupied as of September 30, 2026 and 2025, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended September 30,
	2026	2025
Revenue
Rents	$99,762	$97,372
Other	332	243
Total revenue	100,094	97,615
Operating expenses
Property operating expenses	27,904	25,952
Real estate taxes	9,662	9,679
Other
Net operating income	$62,528	$61,984
Net operating income - percentage change over prior year	0.9%
Net operating income, excluding other items (1)	$61,304	$61,678
Net operating income, excluding other items - percentage change over prior year	(0.6)%
Net operating income	$62,528	$61,984
Straight line rents & other	1,917	340
Above/below market rent amortization	(160)	(164)
Amortization of tenant inducements	232	190
Non-cash ground rent expense	184	188
Cash - Net operating income	$64,701	$62,538
Cash - Net operating income - percentage change over prior year	3.5%
Cash - Net operating income, excluding other items (1)	$63,086	$62,055
Cash - Net operating income, excluding other items - percentage change over prior year	1.7%
	Three Months Ended September 30,
	2026	2025
Net loss:	$(22,142)	$(25,998)
Add/(deduct):
Interest and investment income	(702)	(1,238)
Interest expense	39,035	32,914
Interest expense - amortization of deferred financing costs	1,322	1,336
Equity in loss of unconsolidated real estate ventures	14,157	18,183
Net (gain) loss on disposition of real estate	(55,689)	(35)
Gain on early extinguishment of debt	15,417	—
Depreciation and amortization	45,088	43,005
General & administrative expenses	7,954	7,841
Income tax provision	43	—
Provision for impairment	29,057	—
Consolidated net operating income	73,540	76,008
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(11,012)	(14,024)
Same store net operating income	$62,528	$61,984

(1) - Other items represent termination fees and bad debt expense and other income.

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – NINE MONTHS
(unaudited and in thousands)

Of the 59 properties owned by the Company as of September 30, 2026, a total of 55 properties ("Same Store Properties") containing an aggregate of 10.4 million net rentable square feet were owned for the entire nine months ended September 30, 2026 and 2025. As of September 30, 2026, three properties were recently completed, and one property was in development/redevelopment. The Same Store Properties were 88.8% and 89.8% occupied as of September 30, 2026 and 2025, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Nine Months Ended September 30,
	2026	2025
Revenue
Rents	$297,446	$288,683
Other	806	713
Total revenue	298,252	289,396
Operating expenses
Property operating expenses	84,919	78,107
Real estate taxes	28,800	27,720
Net operating income	$184,533	$183,569
Net operating income - percentage change over prior year	0.5%
Net operating income, excluding other items (1)	$182,316	$182,178
Net operating income, excluding other items - percentage change over prior year	0.1%
Net operating income	$184,533	$183,569
Straight line rents & other	3,027	(704)
Above/below market rent amortization	(479)	(492)
Amortization of tenant inducements	683	569
Non-cash ground rent expense	557	569
Cash - Net operating income	$188,321	$183,511
Cash - Net operating income - percentage change over prior year	2.6%
Cash - Net operating income, excluding other items (1)	$185,397	$181,536
Cash - Net operating income, excluding other items - percentage change over prior year	2.1%
	Nine Months Ended September 30,
	2026	2025
Net loss:	$(102,481)	$(141,990)
Add/(deduct):
Interest income	(2,436)	(3,274)
Interest expense	121,855	97,104
Interest expense - amortization of deferred financing costs	4,054	3,763
Equity in loss of unconsolidated real estate ventures	31,597	43,526
Net gain on real estate venture transactions	—	(183)
Net loss on disposition of real estate	(55,752)	(3,008)
Gain on early extinguishment of debt	15,441	—
Depreciation and amortization	142,068	131,120
General & administrative expenses	29,552	34,636
Income tax provision	67	85
Provision for impairment	40,966	63,369
Consolidated net operating income	224,931	225,148
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(40,398)	(41,579)
Same store net operating income	$184,533	$183,569

(1) - Other items represent termination fees and bad debt expense and other income.